Exhibit 99.1

For Immediate Release

Contact: Scott Howat

Director of Global

Communications

Affinia Group Inc.

(734) 827-5421

AFFINIA REPORTS STRONGER SALES AND PROFIT

FOR THE THIRD QUARTER OF 2011

Company to Hold Conference Call on November 11, 2011

ANN ARBOR, MICHIGAN, November 10, 2011 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the third quarter ended September 30, 2011.

Third Quarter

Net sales for the third quarter were $557 million, a 7.3 percent increase over the $519 million of net sales in the same period in 2010. The $38 million increase in net sales was led by a $17 million increase in net sales in Filtration products which experienced higher revenues both domestically and internationally. Commercial Distribution South America products increased revenues by $13 million, of which $8 million was attributable to favorable currency effects. A $7 million increase in net sales was reported in Chassis products primarily due to new business with existing customers. Of the $38 million increase in net sales, $13 million was attributed to favorable movements in currency exchange rates.

Gross profit for the third quarter was $112 million, equating to a gross margin of 20.1 percent, as compared to $109 million, or a gross margin of 21.0 percent, for the same period in 2010. The decrease in gross margin related to higher inventory carrying costs in the quarter. Additionally, in order to fulfill a significant amount of new orders for remanufactured brake calipers, the Company incurred additional start up costs associated with the purchase of used brake caliper cores.

Selling, general and administrative expenses were $70 million for the quarter, a decrease of $4 million compared with the same period in 2010. The decrease was mostly a result of lower restructuring costs, lower legal and other professional fees and lower selling expenses related to converting customer stores to Affinia products.

Affinia’s net income in the third quarter of 2011 was $19 million, a $8 million increase over the prior year. The improvement was largely attributable to a $3 million increase in gross profit and a $4 million reduction in selling, general and administrative expenses.

Additionally, the Company recorded a $2.5 million gain in the quarter as part of a $10 million settlement with Satisfied Brake Products Inc. related to the illegal use and procurement of Affinia’s brake pad formulas.

Nine Months Ended September 30, 2011

Net sales were $1.62 billion for the first nine months of 2011, an increase of $134 million, or 9.0 percent, compared to the same period in 2010. The improvement in year over year sales was attributable to increased sales to new and existing customers along with $48 million of favorable foreign currency translation, predominantly due to the strengthening of the Brazilian Real and Polish Zloty during the period.

Gross profit for the first nine months of 2011 was $313 million, an increase of $5 million over the same period in 2010. Gross margin was 19.3 percent compared to 20.7 percent in the prior year. The decrease in gross margin was mainly attributed to increases in material and freight costs, higher inventory carrying costs and an increase in the purchase of brake caliper cores to support a higher level of demand for remanufactured brake calipers.

Selling, general and administrative expenses were $219 million for the first nine months of 2011, a decrease of $1 million compared with the same period in 2010. The decrease was a result of lower restructuring costs offset by an increase in advertising costs in the period.

Affinia’s net income in the first nine months of 2011 was $31 million, a $6 million increase over the same period in the prior year. The year over year increase was largely attributable to improvements of $5 million in gross profit, $2.5 million of income from the Satisfied Brake Products Inc. settlement and a $3 million reduction in the Company’s tax provision. Further increasing year over year net income was $4 million of income attributable to non-controlling interest which was not fully reflected in the first nine months of 2010 as the Company’s Chinese and Indian operations were not fully consolidated during the entire nine months of 2010. Offsetting these items was a $6 million decrease in other income, due to a higher level of expense associated with the factoring of trade receivables, and a $2 million increase in interest expense attributable to higher levels of borrowing in the first nine months of 2011 compared to the same period in 2010.

Total debt outstanding as of September 30, 2011 was $775 million and the Company had $78 million of cash and cash equivalents with an additional $8 million of restricted cash. Cash from operations for the first nine months of 2011 resulted in a use of cash of $26 million compared to a source of cash of $31 million in the same period in 2010. The $57 million year over year change in cash from operations was largely attributable to an increase in trade working capital to support sales growth.

No financial maintenance covenants exist under the Company’s capital structure and the Company remained in compliance with all debt covenants at September 30, 2011.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2011
Net sales	$519	$557	$1,490	$1,624
Cost of sales	(410)	(445)	(1,182)	(1,311)

Gross profit	109	112	308	313
Selling, general and administrative expenses	(74)	(70)	(220)	(219)
Income from settlement	—	3	—	3

Operating profit	35	45	88	97
Other income (loss), net	(1)	(2)	2	(4)
Interest expense	(17)	(17)	(49)	(51)

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	17	26	41	42
Income tax provision	(5)	(7)	(13)	(10)
Equity in income, net of tax	1	—	1	—

Net income from continuing operations	13	19	29	32
Income from discontinued operations, net of tax	—	—	1	—

Net income	13	19	30	32
Less: net income attributable to noncontrolling interest, net of tax	2	—	5	1

Net income attributable to the Company	$11	$19	$25	$31

Web Cast and Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Friday, November 11, 2011 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-200-6965 within the United States and Canada or 1-646-216-7221 for international callers and reference conference ID 82268931#. A replay of the call will be available shortly after the live conference ends.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $2.0 billion in annual revenue, Affinia has operations in North and South America, Europe, and Asia. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical. When used in this news release, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could,” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. For a discussion of other risks and uncertainties that could materially affect our business, financial condition or future results see Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this press release. Such risks, uncertainties and other important factors include, among others, continued volatility in and disruption to the global economy and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing pressures from imports; increasing costs for manufactured components; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles or otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; work stoppages, labor disputes or similar difficulties that could significantly disrupt our operations; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; risk of business disruptions; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; risks associated with increased levels of drug-related violence in Juarez Mexico; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements; business interruptions to our supply chain, manufacturing facilities or to our distribution channels related to earthquakes or other natural disasters. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

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